NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ('NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of Class A common stock, par value $0.0001 per share, Units, each consisting of one share of Class A common stock and one redeemable warrant, and Redeemable warrants, exercisable for shares of Class A common stock at an exercise price of $11.50 per share ('Securities') of Pivotal Acquisition Corp. (the 'Company') from listing and registration on the Exchange on January 20, 2020, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision pursuant to Sections 802.01B and 102.01A of the NYSE's Listed Company Manual (the 'Manual') because the Company failed to satisfy the requirement with respect to 400 minimum shareholders of 100 shares or more in connection with consummation of its business combination. The Exchange, on December 19, 2019, determined that the Securities of the Company should be suspended from trading, and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the Exchange. The Company was notified by phone and letter on December 19, 2019. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on December 19, 2019. Trading in the Securities was suspended on December 19, 2019. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the 'Committee') the determination to delist the Securities, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.